Exhibit 3.1(b)



PAPERCLIP SOFTWARE, INC.

SERIES A PREFERRED STOCK
CERTIFICATE OF DESIGNATION


_________________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

_________________________


PaperClip Software, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that pursuant to the authority vested in the Board of Directors of the Corporation by its Certificate of Incorporation, as amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by unanimous written consent, adopted the following resolution which remains in full force and effect as of the date hereof:
RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") by its Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation"), the Board of Directors does hereby create, authorize and provide for the issuance of Series A Preferred Stock, par value $.01 per share, consisting of 3,649,543 shares, having the following designations, preferences and relative and other special rights, qualifications, limitations and restrictions:
1. Designation. The designation of such series is "Series A Preferred Stock" (hereinafter in this Certificate of Designation called the "Series A Preferred Stock") and the number of shares constituting such series shall be 3,649,543, which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series A Preferred Stock, plus shares issuable upon the exercise of any then outstanding options, warrants or rights to acquire Series A Preferred Stock. All capitalized terms used in this Certificate of Designation and not otherwise defined shall have the meaning given to such terms in Section 14 hereof.
2.       Dividends.
(a) The holders of shares of Series A Preferred Stock shall be entitled to receive when, as and if dividends on the Common Stock are declared by the Board of Directors out of funds legally available for the purpose. The holders of the Series A Preferred Stock shall be entitled to such dividends paid on the Common Stock on an as converted basis.
(b) Without the consent of the holders of the Requisite Percentage of Series A Preferred Stock and, except as otherwise may be provided in this Certificate of Designation, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividends or make any other distribution on or redeem any Junior Securities and will not permit any Subsidiary or other affiliate to redeem, purchase or otherwise acquire for value, or set apart for any sinking or other analogous fund for the redemption or purchase of, any Junior Securities.
3.       Liquidation Preference.
(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, each holder of Series A Preferred Stock shall be entitled, after provision for the payment of the Corporation's debts and other liabilities, to be paid in cash in full, before any distribution is made on any Junior Securities, an amount in cash (the "Liquidation Amount") equal to the Series A Preference Amount. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock shall be insufficient to permit the payment of the Series A Preference Amount in full, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debts and other liabilities shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled on account of their Series A Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the preferential amounts to which they shall be entitled to receive on account of their Series A Preferred Stock, the remaining net assets of the Corporation shall be distributed to the other stockholders of the Corporation as their respective interests may appear.
(b) Consolidation, Merger, etc. A consolidation or merger of the Corporation with or into any other corporation or corporations (a "merger"), or a Sale of the Corporation, or the effectuation by the Corporation of a transaction or a series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of (a "reorganization") (except in the case of a Qualified Public Offering) shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3. Any reorganization of the Corporation required by any court or administrative body in order to comply with any provision of law shall be deemed to be an involuntary liquidation, dissolution or winding up of the Corporation unless the preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the holders of Series A Preferred Stock are not adversely affected by such reorganization. Notwithstanding the foregoing, a consolidation, merger, Sale of the Corporation or reorganization shall not be deemed a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 3 if the holders of the Requisite Percentage of the Series A Preferred Stock either waive in writing the provisions of the preceding two sentences, as applicable, or vote in favor of such merger or reorganization.
(c) Holders of Series A Preferred Stock shall not be entitled to any additional distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation in excess of the Series A Preference Amount.
4. Voting. Except as otherwise required by law or as provided herein and subject to the rights of any class or series of capital stock of the Corporation that hereafter may be issued in compliance with the terms of this Certificate of Designation, the shares of the Series A Preferred Stock shall vote together with the shares of the Corporation's Common Stock at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the Corporation's Common Stock, upon the following basis: each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock into which Series A Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent could be converted.
5.       Special Approval Rights.
(a) Restricted Actions. The affirmative vote of the holders of the Requisite Percentage of Series A Preferred Stock, acting by written consent or voting separately as a single class in person or by proxy, at a special or annual meeting of stockholders called for the purpose, shall be necessary to authorize the Corporation to take any of the following actions (herein, each a "Restricted Action"):
(A) authorize, or increase or permit any Subsidiary to authorize or increase, the authorized number of shares of, or issue additional shares of Series A Preferred Stock or any class or series of the Corporation's or any Subsidiary's capital stock or options, warrants or other rights to acquire any such capital stock ranking with respect to liquidation preference, dividends or voting rights, senior in right to, or on a parity with, the Series A Preferred Stock.
(B) amend, repeal or change, directly or indirectly, any of the provisions of the Certificate of Incorporation of the Corporation, as amended, or the By-laws of the Corporation in any manner that would alter or change the powers, preferences or special rights of the shares of Series A Preferred Stock;
(C) authorize or effect, or permit any Subsidiary to authorize or effect, the sale, lease, license, abandonment or other disposition of all or any substantial portion of the assets of the Corporation or any Subsidiary;
(D) authorize or effect, or permit any Subsidiary to authorize or effect, the merger or consolidation of the Corporation or any Subsidiary with any other Person;
(E) authorize or effect, or permit any Subsidiary to authorize or effect, the liquidation (whether complete or partial), dissolution or winding up of the Corporation or any Subsidiary; and
(F) authorize the Corporation to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering or accepting or any service with or to any Affiliate of the Corporation, or to amend any agreement between the Corporation and such Affiliates, or waive any substantial right thereof, except in the ordinary course of business and pursuant to the reasonable requirements of its business and upon terms not less favorable to the Corporation than it could obtain in a comparable arm's length transaction with a third party other than such Affiliate.
(b) Approval. The approval rights of the holders of shares of Series A Preferred Stock to authorize the Corporation to take any of the Restricted Actions as provided in this Section 5 may be exercised at any annual meeting of stockholders, at a special meeting of the holders of Series A Preferred Stock held for such purpose or by written consent. At each meeting of stockholders at which the holders of shares of Series A Preferred Stock shall have the right, voting separately as a single class, to authorize the Corporation to take any Restricted Action as provided in this Section 5, the presence in person or by proxy of the holders of the Requisite Percentage of Series A Preferred Stock entitled to vote on the matter shall be necessary and sufficient to constitute a quorum. At any such meeting or at any adjournment thereof, in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of such shares present in person or by proxy shall have the power to adjourn the meeting as to the actions to be taken by the holders of shares of Series A Preferred Stock from time to time and place to place without notice other than announcement at the meeting until a quorum shall be present.
6.  Conversion Rights.
(a)      Conversion Procedure.
         (i) Each share of Series A Preferred Stock shall be convertible, at any time and from time to time, after the date of issuance of such share, at the option of the holder of Series A Preferred, into such number of shares of fully paid and nonassessable shares of Common Stock computed by dividing the Purchase Price by the Conversion Price in effect on the Conversion Date, as hereinafter defined.

(ii) On a date (the "Corporation's Conversion Date") immediately prior to which the Common Stock has traded for not less sixty (60) consecutive days at a closing price of not less than 150% of the implied conversion price derived by dividing the amount of the Series A Preference Amount by the number of shares of Common Stock issuable to the Holders upon conversion, the Corporation may, in its sole discretion, require the conversion of all, but not less than all,
of the then outstanding Series A Preferred Stock.   The Corporation shall cause
to be mailed to all holders of Series A Preferred Stock at their last address reflected on the Corporation's books and records a notice notifying such holders that the Corporation has exercised its conversion right pursuant hereto (a "Conversion Notice"). The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be as set forth in below.

         (iii) A conversion of Series A Preferred Stock pursuant to (i) above shall be deemed to have been effected as of the close of business on the effective date of such conversion specified in a written notice (the "Holder's Conversion Date"); provided, however, that the Holder's Conversion Date shall not be a date earlier than the date such notice is so given, and if such notice does not specify a conversion date, the Holder's Conversion Date shall be deemed to be the date such notice is given to the Corporation. A conversion of the Series A Preferred Stock pursuant to (ii) above shall be deemed to have been effected as of the close of business on the Corporation's Conversion
Date. The Corporation's Conversion Date and the Holder's Conversion Date are sometimes both referred to herein as the "Conversion Date." On the Conversion Date, the rights of the holder of such Series A Preferred Stock as such holder (including the right to receive dividends) shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.
(iv) As soon as practicable after the Conversion Date (but in any event within ten (10) business days after the holder has delivered the certificates or affidavits of loss in the case of subparagraph (A) below) evidencing the shares of Series A Preferred Stock converted into shares of Common Stock in accordance herewith, the Corporation shall deliver to the converting holder:
(A) a certificate or certificates representing, in the aggregate, the number of shares of Common Stock issued upon such conversion, in the same name or names as the certificates representing the converted shares and in such denomination or denominations as the converting holder shall specify and a check for cash with respect to any fractional interest in a share of Common Stock as provided in clause (viii) of this Section 6(a); and
(B) a certificate, if necessary, representing any shares that were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but that were not converted.
(v) The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders of such Series A Preferred Stock including any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of any shares of Series A Preferred Stock, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock so issued upon such conversion shall be validly issued, fully paid and nonassessable.
(vi) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner that interferes with the timely conversion of Series A Preferred Stock. The Corporation shall use reasonable efforts to assist and cooperate with any holder of shares of Series A Preferred Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of shares of Series A Preferred Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).
(vii) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as are issuable upon the conversion of all outstanding Series A Preferred Stock. All shares of Common Stock that are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be reasonably necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).
(viii) No fractional shares of Common Stock or script may be issued upon conversion of shares of the Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Corporation's Board of Directors.
                  (b) Conversion Price. The initial conversion price shall be the Purchase Price, which may be adjusted from time to time hereafter (as so adjusted, the "Conversion Price"). If and whenever on or after the original date of issuance of the Series A Preferred Stock the Corporation issues or sells, or in accordance with Section 6(c) is deemed to have issued or sold, any shares of its Common Stock or Convertible Securities for a consideration per share less than the applicable Conversion Price then in effect (a "Dilutive Issue"), the Conversion Price shall be reduced in accordance with the following formula:

p = p1q1 + p2q2
         q1 + q2

where:

p=       Conversion Price per share of Series A Preferred Stock following the
Dilutive Issue

p1=      prevailing Conversion Price per share of Series A Preferred Stock prior to the Dilutive Issue

q1=      number of equivalent shares of Common Stock outstanding prior to the
Dilutive Issue

p2=      price per share of Dilutive Issue

q2=      effective number of equivalent shares of Common Stock issued in the
Dilutive Issue.
(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Section 6, the following shall be applicable:
(i) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities, whether or not the rights to exercise, exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the cumulative minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof and, if applicable, the exercise, conversion and exchange of any other Convertible Securities that such Convertible Securities may be converted into or exchanged for, by (b) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock and, if applicable, any other Convertible Securities, are actually issued upon the exercise, conversion or exchange of such Convertible Securities. The foregoing notwithstanding, no adjustment shall be made to the Conversion Price with respect to the issuance of employee stock options, issued after June 1, 2000 under a stock option plan approved by the shareholders of the Company, with exercise prices at not less than the fair market value and for not more than 3,000,000 shares of Common Stock and the issuance of Common Stock or Convertible Securities in connection with an investment of up to $100,000 in the Company by a third party.
(ii) Change in Exercise, Price or Conversion Rate. If the additional consideration payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price that would have been in effect at such time had such Convertible Securities that are still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time such Convertible Securities were initially granted, issued or sold; but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the termination date of any right to exercise, convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.
(d) Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately reduced, and conversely, in the event the outstanding shares of Commons Stock shall be combined (by reverse stock split or otherwise) into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
(e) Certain Events. If an event not specified in this Section 6 occurs that has substantially the same economic effect on the Series A Preferred Stock as those specifically enumerated, then this Section 6 shall be construed liberally, mutatis mutandis, in order to give the Series A Preferred Stock the intended benefit of the protections provided under this Section 6. In such event, the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 6 or decrease the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock, except as set forth in Section 6(d).
(f)      Notices.
(i) Promptly upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.
(ii) The Corporation shall give written notice to all holders of Series A Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any dissolution or liquidation.
7.  Redemption.
The Series A Preferred Stock shall have no redemption rights.

8. Status of Reacquired Shares. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Series A Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.
9. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights pursuant to this Certificate of Designation.
10. Rank. The Series A Preferred Stock shall rank senior in right as to dividends and upon liquidation, dissolution or winding up to all Junior Securities, whenever issued.
11. Identical Rights. Each share of the Series A Preferred Stock shall have the same relative rights and preferences as, and shall be identical in all respects with, all other shares of the Series A Preferred Stock.
12. Certificates. So long as any shares of the Series A Preferred Stock are outstanding, there shall be set forth on the face or back of each stock certificate issued by the Corporation a statement that the Corporation shall furnish without charge to each shareholder who so requests, a full statement of the designation and relative rights, preferences and limitations of each class of stock or series thereof that the Corporation is authorized to issue and of the authority of the Board of Directors to designate and fix the relative rights, preferences and limitations of each series.
13. Amendments. Any provision of these terms of the Series A Preferred Stock may be amended, modified or waived if and only if the holder of the Requisite Percentage of Series A Preferred Stock has consented in writing or by an affirmative vote to such amendment, modification or waiver of any such provision of this Certificate of Designation.
14.      Definitions.
"Affiliate or Affiliates" shall mean with respect to any Person, any other Person that would be considered to be an affiliate of the Corporation under Rule 144(a) of the Rules of Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Corporation were issuing securities.
"Certificate of Designation" shall mean this Certificate of Designations of the Series A Preferred Stock.
"Certificate of Incorporation" shall mean the Certificate of Incorporation of the Corporation, as amended from time to time.
"Common Stock" shall mean the Corporation's Common Stock, $.01 par value. "Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion of the Series A Preferred
Stock, plus the number of shares of Common Stock issuable upon the exercise in full of all Convertible Securities whether or not the Convertible Securities are convertible into Common Stock at such time.
"Conversion Price" shall have the meaning set forth in Section 6(b) hereof. "Convertible Securities" shall mean securities or obligations that are exercisable for, convertible into or exchangeable for shares of Common Stock. The term includes options, warrants or other rights to subscribe for or purchase Common Stock or to subscribe for or purchase other securities that are convertible into or exchanged for Common Stock.
"Dilutive Issue" shall have the meaning set forth in Section 6(b) hereof. "Junior Securities" shall mean any of the Corporation's Common Stock and all other equity securities of the Corporation other than the Series A Preferred Stock and any other shares of the Corporation's preferred stock (a) which by their terms, state that they are not Junior Securities or provide the holders thereof with rights pari passu with or senior to those of the holders of Series A Preferred Stock and, (b) are approved for issuance in accordance with Section 5 hereof.
"Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.
"Preferred Stock" shall mean the Series A Preferred Stock.
"Purchase Price" of any share of Series A Preferred Stock shall be $0.63. "Qualified Public Offering" shall mean any underwritten offering by the Corporation of its equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933 or any comparable statement under any similar federal statute then in force yielding the Corporation net proceeds of at least $10,000,000, other than an offering of shares being issued as consideration in a business acquisition or combination or an offering in connection with an employee benefit plan.
"Required Consent" shall have the meaning set forth in Section 6.
"Requisite Percentage" shall mean 50% except that, with respect to any amendment to this Certificate of Designation that reduces the Series A Preference Amount, reduces the dividend rate provided in Section 2(a) or amends this definition, Requisite Percentage means 100%.
"Restricted Action" shall have the meaning set forth in Section 5 hereof.
"Sale of the Corporation" shall mean a single transaction or a series of transactions pursuant to which a Person or Persons acquire (i) capital stock of the Corporation possessing the voting power to elect a majority of the Corporation's board of directors (whether by merger, consolidation or sale or transfer of the Corporation's capital stock, provided, however, that a Qualified Public Offering that results in an acquisition of voting power shall not be a Sale of the Corporation); or (ii) all or substantially all of the Corporation's assets determined on a consolidated basis.
"Series A Preference Amount" shall equal the Purchase Price, subject to the adjustments set forth in Sections 6 (d) and (e) with respect adjustments in the Conversion Price.
"Series A Preferred Stock" shall mean the Corporation's Series A Preferred Stock, $.01 par value, as in effect on the date hereof.
"Subsidiary" shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing general partner of such partnership, association or other business entity.
15. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this Resolution (as such Resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights preferences and limitations set forth in this Resolution (as so amended) which can be given effect without implicating the invalid, unlawful or unenforceable right preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other right, preference or limitation unless so expressed herein.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer on November 1, 2000.



            By:   /s/ William Weiss
         Name:  William Weiss
         Title:  Chief Executive Officer